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Exhibit 99

CONTACT:
George R. Mahoney, Jr.
Executive Vice President
(704) 814-3252
 http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD THIRD QUARTER
AND FIRST THREE QUARTERS SALES AND EARNINGS

        MATTHEWS, NC, June 25, 2003—Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 4,856 stores in 43 states, reported the highest sales and earnings for any third quarter and first three quarters in the Company's history. For the third quarter ended May 31, 2003, sales were $1,176.9 million, or 15.1% above sales of $1,022.1 million for the third quarter ended June 1, 2002. Net income was $69.6 million, or 14.0% above net income of $61.1 million for the third quarter of the prior fiscal year, and net income per diluted share increased to $.40 from $.35.

        For the three quarters ended May 31, 2003, sales were $3,541.7 million, or 14.1% above sales of $3,104.4 million for the three quarters ended June 1, 2002. Net income for the three quarters ended May 31, 2003, was $199.8 million, or 14.2% above net income of $175.0 million for the three quarters ended June 1, 2002, and net income per diluted share increased to $1.15 from $1.01.

        The sales gains are attributable to increased sales in existing stores and to sales in new stores opened as part of the Company's store expansion program. Sales in existing stores increased approximately 4.6% in the third quarter ended May 31, 2003, above the third quarter last fiscal year, including increases of approximately 5.4% in sales of hardlines and 2.2% in sales of softlines. The customer count, as measured by the number of register transactions in existing stores, increased approximately 3.6% and the average transaction increased approximately 0.8% to $8.72.

        Sales in existing stores increased approximately 3.5% in the three quarters ended May 31, 2003, above the comparable period last fiscal year, including increases of approximately 4.0% in sales of hardlines and 1.9% in sales of softlines. The customer count increased approximately 1.3% and the average transaction increased approximately 2.0% to $8.95.

        During the first three quarters ended May 31, 2003, 285 new stores opened and 62 stores closed, compared to the opening of 336 new stores and the closing of 46 stores in the first three quarters last year. The openings in the third quarter this year included the first store in Wyoming, and Family Dollar now operates in 43 states. The Company plans to open 475 stores and close 65 stores during the current fiscal year ending August 30, 2003. The Company is realizing its objective of improving new store performance as for the first three quarters of fiscal 2003, the sales performance of new stores was equal to more than 90% of the chain average store sales.

        The operating results of the third quarter ended May 31, 2003, extend Family Dollar's record of consistent strong performance in a difficult retail sales environment. With the 14.0% increase in net income in the third quarter, the Company has now reported 29 consecutive quarters of earnings increases on a comparable quarter basis. Expenses as a percent to sales remained constant at 25.4% in both the third quarter last year and this year. Increased insurance and utility costs offset expense leverage in other categories. The gross profit margin as a percent to sales decreased slightly from 34.8% in the third quarter last year to 34.7% in the third quarter this year. Markdowns taken in the home fashions, domestics and housewares areas contributed to this decrease as the Company is introducing new assortments in these areas. Increased transportation fuel costs also impacted the gross profit margin. Inventories on a per store basis are at approximately the same level as last year. The Company also continues to have no long-term or short-term debt.

        As previously announced, the Company's plan is for sales in existing stores in the fourth quarter ending August 30, 2003, to increase in the 3% to 5% range. The Company also confirmed that its plan is for net income per diluted share of Common Stock in the fourth quarter ending August 30, 2003, to increase approximately 14% to 16%.

        With respect to next fiscal year, the Company announced that it will continue its aggressive store opening program. Preliminary plans are to add approximately 10% net new stores and 11% net square footage growth in the fiscal year beginning August 31, 2003. With large numbers of new stores planned to open in urban markets, the Company expects that its new stores sales performance will continue to improve. Assuming the sluggish retail sales environment continues, the Company's preliminary estimate is for net income per diluted share of Common Stock in fiscal 2004 to continue to increase in the 14% to 16% range.

        To serve the growing number of stores, a 907,000 square foot distribution facility in Odessa, Texas, will begin shipping goods next month. The Company has begun planning for construction of an eighth distribution center which is expected to be in operation by December 2004.

        The Company also announced that in the third quarter ended May 31, 2003, it had purchased in the open market 420,000 shares of the Company's Common Stock at a cost of $13,192,000. As previously reported, the Board of Directors in October 2002 authorized the purchase of up to five million shares of Common Stock from time to time as market conditions warrant, and through the third quarter ended May 31, 2003, the Company has purchased 2,202,200 shares of Common Stock at a cost of $65,851,000.

        Family Dollar will host a conference call on Wednesday, June 25, 2003, at 10:00 A.M. ET to discuss the financial results for the third quarter ended May 31, 2003. If you wish to listen, please call (334) 420-1230 at least 10 minutes before the call is scheduled to begin. A replay of the call will be available from 12:00 Noon ET, June 25, 2003, until 6:00 P.M. ET, June 26, 2003, by calling 703-925-2474 and entering the access code 3574760. There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the "Investors" page at http://www.familydollar.com. A replay of the webcast will be available at the same address after 2:00 P.M. ET, June 25, 2003.

        Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans and activities or events which the Company expects will or may occur in the future. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company's costs, legal proceedings and claims, changes in health care and other insurance costs, and the effects of legislation on wage levels and entitlement programs. Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Comparable operating results (unaudited) are as follows:
(In thousands, except per share amounts)

	For the Third Quarter Ended
	May 31, 2003	June 1, 2002
Net Sales	$1,176,877	$1,022,082
Cost of Sales	768,495	666,735
Gross Margin	408,382	355,347
Selling, General and Administrative Expenses	298,767	259,189
Income Before Income Taxes	109,615	96,158
Income Taxes	40,010	35,098
Net Income	69,605	61,060
Net Income Per Common Share—Basic	$.40	$.35
Average Shares—Basic	172,075	173,074
Net Income Per Common Share—Diluted	$.40	$.35
Average Shares—Diluted	173,049	174,357
Dividends Declared Per Common Share	$.07-1/2	$.06-1/2
	For the Three Quarters Ended
	May 31, 2003	June 1, 2002
Net Sales	$3,541,697	$3,104,380
Cost of Sales	2,334,962	2,049,875
Gross Margin	1,206,735	1,054,505
Selling, General and Administrative Expenses	892,092	778,859
Income Before Income Taxes	314,643	275,646
Income Taxes	114,845	100,611
Net Income	199,798	175,035
Net Income Per Common Share—Basic	$1.16	$1.01
Average Shares—Basic	172,434	172,641
Net Income Per Common Share—Diluted	$1.15	$1.01
Average Shares—Diluted	173,344	173,968
Dividends Declared Per Common Share	$.21-1/2	$.19

Consolidated Condensed Balance Sheets (unaudited)
(In thousands, except share amounts)

	May 31, 2003	June 1, 2002	August 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$246,399	$159,536	$220,265
Merchandise inventories	771,809	709,024	766,631
Deferred income taxes	53,415	44,718	49,941
Income tax refund receivable	—	—	6,469
Prepayments and other current assets	30,964	13,255	12,553

Total current assets	$1,102,587	$926,533	$1,055,859
Property and equipment, net	757,038	657,103	685,617
Other assets	13,931	9,613	13,143

	$1,873,556	$1,593,249	$1,754,619

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$523,785	$406,498	$530,780
Income taxes payable	4,602	10,580	—

Total current liabilities	528,387	417,078	530,780
Deferred income taxes	$75,393	$54,713	$68,891

Commitments and contingencies
Shareholders' equity: Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	$18,665	$18,569	$18,583
Capital in excess of par	81,051	60,445	63,294
Retained earnings	1,280,839	1,087,388	1,118,015

	1,380,555	1,166,402	1,199,892
Less common stock held in treasury, at cost	110,779	44,944	44,944

	1,269,776	1,121,458	1,154,948

	$1,873,556	$1,593,249	$1,754,619

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FAMILY DOLLAR REPORTS RECORD THIRD QUARTER AND FIRST THREE QUARTERS SALES AND EARNINGS